EXHIBIT 99.1

For Release: IMMEDIATELY

Contact: Raphael Mannino, Ph.D.    Susan Bonitz, Ph.D.       Kevin Nally
         Executive V.P., CSO       Pharmaceutical            L.G. Zangani LLC
         BioDelivery Sciences      Business Development      (908) 788-9660
         (973) 972-0015            L.G. Zangani LLC
                                   (908) 788-9660


                                                                    NEWS RELEASE
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                       BioDelivery Sciences International
                     Announces Licensing Agreement with PPD

NEWARK, N.J. (January 6, 2003) - BioDelivery Sciences International, Inc. (Nasdaq: BDSI, BDSIW) today announced it has signed a license agreement with PPD, Inc. (Nasdaq: PPDI).

Under the terms of the agreement, BioDelivery Sciences International granted PPD the right to apply BDSI's bioral nano-delivery technology to two therapeutic products. The BDSI technology can be used by PPD to encapsulate the therapeutic products to enable oral delivery without the need for further chemical modification.

BioDelivery Sciences International will receive a one-time upfront license fee, milestone payments based on certain regulatory filings and approvals, and royalties based on worldwide sales.

Separately, BioDelivery Sciences International has also entered into a confidential evaluation agreement with a major pharmaceutical company for encochleation of a proprietary antimicrobial. BDSI will be paid for its services related to the evaluation. In exchange, the pharmaceutical company has an exclusive option to negotiate a license for application of the Bioral(TM) delivery technology to its antimicrobial pharmaceutical.

BioDelivery Sciences International is a developmental-stage biotechnology company that is developing and seeking to commercialize a patented delivery technology designed for a potentially broad base of pharmaceuticals, vaccines, over-the-counter drugs, nutraceuticals and micronutrients in processed foods and beverages. For more information on BDSI, visit our Web site at http://www.biodeliverysciences.com.
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As a leading global provider of discovery and development services and products for pharmaceutical and biotechnology companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers unique partnerships and alliances for virtual drug development. PPD has more than 5,200 professionals in 24 countries around the world. For more information on PPD, visit our Web site at http://www.ppdi.com.
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Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause the company's results to differ. Factors that may cause such differences include, but are not limited to, the company's ability to accurately forecast the demand for each of their products, the gross margins achieved from the sale of those products and the



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expenses and other cash needs for the upcoming periods, the company's ability to obtain finished goods from its contract manufacturers on a timely basis if at all, the company's need for additional funding, uncertainties regarding the company's intellectual property and other research, development, marketing and regulatory risks and certain other factors that may affect future operating results and are detailed in the company's annual report on Form 10-KSB for the year ended December 31, 2001 filed with the Securities and Exchange Commission.


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